Exhibit 11

                         INDEPENDENT AUDITORS'CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement under the Securities Act of 1933 (filed under Securities Act File No. 33-66712) and in Post-Effective Amendment No. 16 to Registration Statement under the Investment Company Act of 1940 (filed under Investment Company Act File No. 811-7932)(the "Post-Effective Amendment"), of our report dated August 8, 1997, appearing in the Annual Report to Shareholders of Lindner Investments, relating to the Lindner Growth Fund, Lindner Dividend Fund, Lindner Utility Fund, Lindner Bulwark Fund, Lindner/Ryback Small-Cap Fund and Lindner International Fund, for the fiscal year ended June 30, 1997, and our report dated August 8, 1997, appearing in the Annual Report to Shareholders of the Lindner Investments, relating to the Lindner Government Money Market Fund, for the fiscal year ended June 30, 1997, which reports are incorporated by reference in the Statement of Additional Information forming a part of the Post-Effective Amendment, and to the references to us under the headings "Financial Highlights" and "Management of the Trust" in the Prospectus forming a part of such Post-Effective Amendment, and to the reference to us under the heading "Investment Advisory and Other Services--Custodians and Independent Auditors" in the Statement of Additional Information forming a part of such Post-Effective Amendment.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

St. Louis, Missouri
October 17, 1997